Exhibit 99.1

VerifyMe Announces Leadership Changes

NEW YORK, N.Y. — April 29, 2016 — VerifyMe, Inc. (OTCQB: VRME) (the “Company”), a pioneer in patented physical, cyber and biometric technologies that prevent identity theft, counterfeiting and fraud, announced today that Paul Donfried has resigned as President and Chief Executive Officer of the Company as well as his positions as a director on the Company’s Board of Directors in order to pursue other business and personal interests.  Donfried has agreed to assist the Company in making a smooth transition to new leadership.

Board Chairman Michael Madon praised Donfried for his leadership during a time of transition for the Company.  "Paul stood at the helm of the Company at a time of great change in the marketplace,"  said Madon.  "We are well-positioned for rapid growth because of the foundation he laid, and we wish him the very best in his new endeavors."

The Board of Directors of the Company has already commenced a search to select a permanent replacement for the role of President and Chief Executive Officer.

About VerifyMe, Inc.

VerifyMe, Inc., is a high-tech solutions company in the field of authenticating products and people.  VerifyMe’s physical technology authenticates products, documents and currency with a suite of proprietary security inks and pigments.  It markets a broad patent portfolio that includes patents for protecting material goods, products and packaging.  The company’s digital technology authenticates people by performing strong, multi-factor verification via its patented digital platform.  To learn more, visit www.verifyme.com.

Forward-Looking Statements

This press release includes "forward-looking statements," which may be identified by words such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation thereon or similar terminology or expressions.  We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, our limited revenues generated to date, our ability to attract and retain qualified personnel, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other factors set forth described in our filings with the Securities and Exchange Commission.  VerifyMe (formerly known as LaserLock Technologies) expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

VerifyMe:
Investors and Media:
Benjamin Burrell
Chief Operating Officer
bburrell@verifyme.com
212-994-7002 x702

Investor Relations
VerifyMe
IR@verifyme.com